                                                                       Exhibit 5

                               September 15, 2005

New Taohuayuan Culture Tourism Co., Ltd.
1# Dongfeng Road
Xi'an Weiyang Tourism Development District
Xi'an, China

     This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of New Taohuayuan Culture Tourism Co., Ltd., a Nevada corporation (the "Company"), of up to 17,027,328 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation and the minutes of the Board of Directors of the Company and the applicable laws of the Nevada. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares of common stock are legally issued, fully paid and non-assessable.


                                    Very Truly Yours,

                                    HART & TRINEN, L.L.P.

                                       William T. Hart